Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153582 on Form S-8 of our report dated September 14, 2011, relating to the consolidated financial statements and financial statement schedule of WSP Holdings Limited and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 20-F of WSP Holdings Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People's Republic of China

April 30, 2012